EXHIBIT 99.1

Editorial Contact:	Financial Contact:

Carolyn Robinson IDT Corporate Communications Phone: (408) 284-8515 E-mail: carolyn.robinson@idt.com	Mike Knapp IDT Investor Relations Phone: (408) 284-6515 E-mail: mike.knapp@idt.com

IDT TO ACQUIRE PC AND NOTEBOOK AUDIO PRODUCT LINES FROM SIGMATEL

Leading Quality Audio Technology to Be Added to the IDT Portfolio of Computing Products

SAN JOSE, Calif., July 25, 2006 — IDT™ (Integrated Device Technology, Inc.; NASDAQ: IDTI), a vital semiconductor solutions supplier, today announced that it has reached agreement with SigmaTel, Inc. to purchase the SigmaTel AC-97 and High Definition Audio (HD-Audio) PC and Notebook audio codec product lines. Based on the terms of the transaction, IDT will acquire both product lines and related software for a one-time fee of $72 million in cash. In addition, IDT will also acquire the SigmaTel intellectual property and employee teams necessary to execute on the existing roadmap for continued PC and notebook audio leadership and success. The transaction, which has already received regulatory and related approvals, is anticipated to close by the end of July.

IDT currently plans to operate the PC Audio Operation as an independent business unit primarily located in Austin, Texas. The products and technology that IDT will acquire are complementary to IDT PC products and technology currently available within the computing market. As a result of existing strong customer relationships within the PC motherboard market, IDT will be able to provide increased value-add to customers while accelerating the widespread adoption and ongoing success of SigmaTel’s technology.

“We believe the PC Audio market is undergoing an important evolution with expanding media usage models as part of Microsoft’s Vista operating system, Intel’s Viiv platform and the growing importance of Voice over IP. These new platforms will drive the ongoing need for improved audio quality and capabilities. With SigmaTel’s products complementing our existing computing product portfolio, we are able to broaden our technology and market leadership while extending our value to key customers in the PC market,” said Greg Lang, IDT president and CEO. “We plan to use our expertise, expanded resources and current relationships within the PC market to further accelerate the ongoing successes achieved by SigmaTel.”

Pursuant to the asset purchase agreement, IDT will acquire the SigmaTel PC and Notebook audio codec product lines including the design, marketing, manufacturing rights, and software for both existing and roadmap products. IDT plans to maintain the current production flow for existing SigmaTel products, and intends to execute an aggressive product roadmap for advanced PC and Notebook audio needs.

Additional information on this transaction will be discussed during the IDT fiscal first quarter financial results conference call. The live webcast will begin at 1:30 p.m. PT on July 25, 2006. The webcast replay will be available after 5 p.m. PT on July 25 through August 1, 2006.

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For additional information on this transaction or on the IDT earnings call, visit www.idt.com.

About IDT

IDT is a world leader in developing and delivering vital semiconductor solutions that enable customers to accelerate innovation. IDT solutions help customers solve complex system design challenges associated with the evolving requirements of communications, computing and consumer applications. By leveraging its system knowledge and extensive blend of technologies, IDT is able to deliver essential solutions, including timing products, network search engines, flow-control management ICs and products for standards-based serial switching. Headquartered in San Jose, Calif., IDT has design, manufacturing and sales facilities throughout the world. IDT stock is traded on the NASDAQ Global Select Market® under the symbol “IDTI.” Additional information about IDT is accessible at www.IDT.com.

Forward Looking Statements

Investors are cautioned that forward-looking statements in this release involve a number of risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include, but are not limited to, global business and economic conditions, fluctuations in product demand, manufacturing capacity and costs, inventory management, competition, pricing, patent and other intellectual property rights of third parties, timely development and supply of new products and manufacturing processes, dependence on one or more customers for a significant portion of sales, successful integration of acquired businesses and technology, availability of capital, cash flow and other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company urges investors to review in detail the risks and uncertainties in the Company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended April 2, 2006 and Quarterly Report on Form 10-Q for the period ended January 1, 2006.

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